Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG Reports Record Third Quarter 2020 Financial Results
•Net sales of about $3.7 billion, 4% lower than the prior year
•Net sales continued to be impacted by the economic effects of the COVID-19 pandemic
•Record reported earnings per diluted share from continuing operations (EPS) of $1.86 and adjusted EPS of $1.93
•Strong aggregate segment operating margins compared to the third quarter 2019, supported by sales volume recovery and ongoing cost management actions
•Quarterly operating cash flow generation of more than $800 million; higher than third quarter 2019

PITTSBURGH, Oct. 19, 2020 – PPG (NYSE:PPG) today reported third quarter 2020 net sales of about $3.7 billion, down approximately 4% versus the prior year. Selling prices increased by 1.3%. Sales volumes were down about 5% versus the prior year, which reflect ongoing negative economic impacts of the COVID-19 pandemic. Acquisition-related sales added less than 1% to sales growth, and the year-over-year impact from foreign currency translation was minimal.

Third quarter 2020 reported net income from continuing operations was $442 million, or $1.86 per diluted share. Adjusted net income from continuing operations was $458 million, or $1.93 per diluted share. Adjusted figures exclude after-tax items of $16 million for hurricane-related expenses and restructuring-related costs. Third quarter 2019 net income from continuing operations was $366 million, or $1.54 per diluted share, and adjusted net income from continuing operations was $396 million, or $1.67 per diluted share. The third quarter 2020 reported and adjusted effective tax rates were approximately 22%, compared to the third quarter 2019 reported and adjusted effective tax rates of 23%. Detailed reconciliations of the reported to adjusted figures are included below.

“As reported earlier this month, we delivered record operating results in the third quarter, with both of our reportable business segments delivering higher segment income than the prior year, despite continued, negative pandemic-related economic effects,” said Michael H. McGarry, PPG chairman and chief executive officer. “Strong year-over-year organic sales growth in global architectural coatings and continued cost management drove earnings growth in our Performance Coatings reporting segment. In addition, our leading technology and service capabilities benefited us as demand for automotive OEM coatings and general industrial coatings began recovering in the quarter, generating strong PPG operating leverage and boosting earnings in our Industrial Coatings reporting segment.

“In aggregate, we delivered operating margins that were about 300 basis points higher than the prior year. Our continued execution of both interim and structural cost-savings initiatives is driving higher incremental earnings on improving sales volumes. In the quarter, we delivered about $90 million of cost savings from various interim initiatives and about $35 million of incremental structural savings from business restructuring programs, including the execution of some manufacturing footprint optimization initiatives. In addition to our earnings performance, we generated more than $800 million of cash from operations in the quarter, including the benefit of a 150-basis-point reduction in working capital as a percent of sales versus the third quarter 2019.

“Looking ahead, we are likely to experience normal seasonal trends in the fourth quarter, especially in our European and North American architectural coatings businesses,” McGarry added. “Even with the continued uncertainty from the pandemic we expect overall economic activity to continue to recover, but in an uneven manner. The pandemic is still significantly impacting the demand for certain coatings products – most notably, global commercial aerospace, marine, and protective coatings that support the oil and gas industry. In addition, we expect that automotive refinish coatings demand in the U.S. and Europe will remain below 2019 levels until there is a return to more normal commuting patterns. We remain well positioned to capture additional incremental earnings growth once these sectors, that represent about 30% of our business portfolio, begin to recover. Similar to the past several quarters, we will continue to focus on execution against all elements within our control. Also, the company’s balance sheet remains strong, and we are evaluating earnings-accretive cash deployment alternatives.

“We will continue to prioritize the health and safety of our employees, while providing excellent support to our customers with our technology-advantaged products. I am very proud of the entire global PPG team, and I want to thank everyone for their continued focus and diligence during these challenging times. As I said last quarter, I remain confident that we are on the path to emerge from this crisis as an even stronger company, and these record quarterly results lay the foundation for delivering on this commitment,” McGarry concluded.

Third Quarter 2020 Reportable Segment Financial Results

•Performance Coatings segment third quarter net sales were about $2.3 billion, down approximately $60 million, or about 3%, versus the prior year. Selling prices increased by 2%, and acquisition-related sales added nearly 1%, or about $20 million, primarily from the Texstars and ICR acquisitions. These gains were more than offset by lower sales volumes of about 5%, or about $125 million, primarily related to the COVID-19 pandemic. There was no material impact from foreign currency translation during the quarter as the strengthening Euro was offset by weaker Latin American currencies.

Architectural coatings – Europe, Middle East and Africa (EMEA) year-over-year net sales, excluding the impact of currency and acquisitions (organic sales), increased by about 10%, driven by increased consumer demand after many countries permitted retail store re-openings following mandated closures during the second quarter. Year-over-year organic sales, in architectural coatings – Americas and Asia Pacific were up a low-single-digit percentage, with differences by channel and region. Despite challenging economic conditions in Mexico, the PPG-Comex architectural coatings business grew organic sales by a mid-single-digit percentage. Sales volumes in protective and marine coatings were down a mid-single-digit percentage, driven by lower demand in all major regions except Asia-Pacific. Aerospace coatings sales volumes were down about 35% impacted by lower commercial OEM and aftermarket demand, while sales for aerospace military applications were similar to the prior year driven by growing demand for PPG’s technology-advantaged products. Sales volumes for automotive refinish coatings improved significantly compared with the prior sequential quarter, but still declined about 10% on a year-over-year basis. Automotive refinish coatings sales volumes in China were higher than the prior year as automotive miles driven and traffic congestion have returned to pre-pandemic levels.

Segment income for the third quarter was $426 million, up about $45 million, or about 12%, year-over-year. Segment income was aided by higher selling prices, cost-mitigation efforts and restructuring initiatives, partially offset by the unfavorable earnings impact from lower sales volumes stemming from the pandemic.

•Industrial Coatings segment third quarter net sales were about $1.4 billion, down about $80 million, or about 5%, versus the prior-year period. As a result of the continued decline in global economic demand stemming from the COVID-19 pandemic, sales volumes decreased by 5% versus the prior-year period; however, this was a dramatic improvement versus the near 40% year-over-year volume decline experienced in the second quarter. There was no material impact from foreign currency translation during the quarter.

PPG automotive original equipment manufacturer (OEM) coatings sales volumes differed by region but in aggregate were relatively flat compared to the prior year and above global industry auto production rates, supported by our leading technology and customer service capabilities. This includes robust year-over-year growth in China aided by higher regional industry retail sales, along with significant sequential quarterly improvement in industry build rates in the U.S. and Europe. PPG sales volumes for automotive OEM coatings in China were higher than the prior-year quarter by a low-teen percentage. Sales volumes for the industrial coatings business also improved significantly from the second quarter 2020; although demand varied by sub-segment and was down a mid-single-digit percentage in aggregate versus the prior year. Packaging coatings sales volumes decreased a low-single-digit percentage year-over-year, as growing demand in the U.S. and Latin America was offset by softer aggregate demand in Asia and Europe.

Segment income for the third quarter was $253 million, up about $45 million, or approximately 23% year-over-year. Segment income was aided by aggressive cost-mitigation actions, restructuring cost savings, and modestly higher selling prices, partially offset by the unfavorable earnings impact from the lower sales volumes.

The company ended the third quarter with net debt of $3.5 billion, approximately $600 million lower than the second quarter. The company prepaid $1 billion of a $1.5 billion term loan maturing in April 2021. The company’s $2.2 billion revolving credit facility is currently undrawn.

In addition, the company today reported the following projections for the fourth quarter 2020 based on current global economic activity:
•Aggregate sales volumes are anticipated to be down a low-to-mid-single digit percentage, differing by business and region
•Total incremental structural cost benefits from restructuring savings are expected to be between $30 million and $35 million
•Corporate expenses are expected to be between $55 million and $60 million compared to $55 million in the third quarter 2020
•Net interest expense is anticipated to be between $28 million and $30 million.
•The company’s global ongoing effective tax rate is expected to be in the range of 18% to 21%. The rate is lower sequentially versus the third quarter driven by potential discrete items to be realized in the fourth quarter
•Adjusted earnings per diluted share are expected to be between $1.50 and $1.57.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.1 billion in 2019. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 5 p.m. ET today, October 19. The company will hold a conference call to review its third quarter 2020 financial performance tomorrow, October 20, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://www.directeventreg.com/registration/event/8873424. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available tomorrow, October 20, beginning at approximately 11:00 a.m. ET, through November 3 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-800-585-8367; international, +1-416-621-4642; passcode 8873424. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, Oct. 19, 2021.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2019 Annual Report on Form 10-K and the second quarter 2020 quarterly report on Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 19, 2020, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2020		Third Quarter 2019
	$	EPS(a)	$	EPS(a)
Reported net income	$442	$1.86	$366	$1.54
Business restructuring-related costs, net(b)	10	0.04	14	0.06
Expenses incurred due to a natural disaster(c)	6	0.03	—	—
Environmental remediation charges	—	—	16	0.07
Adjusted net income, excluding certain items	$458	$1.93	$396	$1.67

	Third Quarter 2020			Third Quarter 2019
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate	$572	$124	21.7%	$481	$109	22.7%
Business restructuring-related costs, net(b)	14	4	26.2%	18	4	23.3%
Expenses incurred due to a natural disaster(c)	8	2	24.3%	—	—	—
Environmental remediation charges	—	—	—	21	5	25.2%
Adjusted effective tax rate, excluding certain items	$594	$130	21.9%	$520	$118	22.7%

(a) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.
(c) In the third quarter 2020, Hurricane Laura caused damages to a southern U.S. factory that supports the Company's specialty coatings and materials business.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Net sales	$3,685	$3,826	$10,077	$11,474
Cost of sales, exclusive of depreciation and amortization	2,026	2,181	5,637	6,542
Selling, general and administrative	836	887	2,507	2,710
Depreciation	96	99	280	276
Amortization	36	34	104	101
Research and development, net	92	107	279	323
Interest expense	34	33	107	99
Interest income	(4)	(10)	(18)	(23)
Business restructuring, net	0	2	172	175
Other (income)/charges, net	(3)	12	(8)	8
Income before income taxes	$572	$481	$1,017	$1,263
Income tax expense	124	109	224	297
Income from continuing operations	448	372	793	966
Income from discontinued operations, net of tax	—	1	3	3
Net income attributable to the controlling and noncontrolling interests	448	373	796	969
Less: Net income attributable to noncontrolling interests	(6)	(6)	(9)	(18)
Net income (attributable to PPG)	$442	$367	$787	$951

Amounts attributable to PPG:
Income from continuing operations, net of tax	$442	$366	$784	$948
Income from discontinued operations, net of tax	—	1	3	3
Net income (attributable to PPG)	$442	$367	$787	$951

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.87	$1.55	$3.32	$4.00
Income from discontinued operations, net of tax	—	—	0.01	0.01
Net income (attributable to PPG)	$1.87	$1.55	$3.33	$4.01

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.86	$1.54	$3.30	$3.98
Income from discontinued operations, net of tax	—	—	0.01	0.01
Net income (attributable to PPG)	$1.86	$1.54	$3.31	$3.99

Average shares outstanding	236.8	237.1	236.6	236.9

Average shares outstanding - assuming dilution	237.9	238.5	237.7	238.2

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2020	2019	2019
Current assets:
Cash and cash equivalents	$2,008	$1,216	$1,432
Short-term investments	87	57	58
Receivables, net	2,843	2,756	3,028
Inventories	1,672	1,710	1,860
Other current assets	392	431	439
Total current assets	$7,002	$6,170	$6,817

Current liabilities:
Short-term debt and current portion of long-term debt	$675	$513	$639
Accounts payable and accrued liabilities	3,482	3,496	3,636
Current portion of operating lease liabilities	174	170	162
Restructuring reserves	282	196	141
Total current liabilities	$4,613	$4,375	$4,578

Long-term debt	$4,828	$4,539	$4,885

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2020	2019	2019
Operating Working Capital (a)	$2,224	$2,215	$2,534
As a percent of quarter sales, annualized	15.1%	15.1%	16.6%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Net sales
Performance Coatings	$2,251	$2,313	$6,328	$6,851
Industrial Coatings	1,434	1,513	3,749	4,623
Total	$3,685	$3,826	$10,077	$11,474

Segment income
Performance Coatings	$426	$380	$1,060	$1,102
Industrial Coatings	253	206	468	659
Total	$679	$586	$1,528	$1,761

Items not allocated to segments
Corporate	(55)	(43)	(165)	(134)
Interest expense, net of interest income	(30)	(23)	(89)	(76)
Business restructuring-related costs, net (Note A)	(14)	(18)	(200)	(203)
Expenses incurred due to a natural disaster (Note B)	(8)	—	(8)	—
Environmental remediation charges	—	(21)	(12)	(61)
Debt extinguishment charge	—	—	(7)	—
Increase in allowance for doubtful accounts related to COVID-19	—	—	(30)	—
Acquisition-related costs	—	—	—	(17)
Costs associated with accounting investigations	—	—	—	(7)
Income before income taxes	$572	$481	$1,017	$1,263

Note A:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
Note B:
In the third quarter 2020, Hurricane Laura caused damages to a southern U.S. factory that supports the Company's specialty coatings and materials business.
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